Exhibit 10.56

Summary Translation of Loan Contract

Borrower: Beijing Tenet Jove Technological Development Co. Ltd. (Party A)

Loaner: Beijing Rural Commercial Bank Co., Ltd Tiantongyuan Branch (Party B)

Application of the loan: solely for use to repay the loan principal borrowed by Beijing Tenet Jove Technological Development Co. Ltd from Beijing Rural Commercial Bank Co., Ltd Tiantongyuan Branch in 2008.

Loan amount: 4,300,000

Loan period: 2009-12-2 till 2010-12-1; Party A will return all at once within this period.

Borrowing rate: it is 5.31% based on the rate by the People’s Bank and will float up to 50%, the actual executed rate is 6.6375%. the interest settlement will be quarterly. Within the contract period, if there is any change in the rate by the People’s Bank, the rate set in this contract will not change.

The contract is an independent master contract. The contract was signed on 2009-12-31